Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005 (except for Note 2 Summary of Significant Accounting Policies (subsection, Accounting for Preferred Shares and Derivative Shares) and Note 8 Stockholders’ Deficiency (subsection, Redeemable Preferred Stock) as to which the date is August 24, 2005), accompanying the consolidated financial statements included in the Annual Report of WorldGate Communications, Inc. and Subsidiaries on Form 10-K (A) for the year ended December 31, 2004. Our report contains an explanatory paragraph that states that Worldgate Communications, Inc. has suffered recurring losses from operations and has a net accumulated deficiency of $220 million that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.  We hereby consent to the incorporation by reference of said report in the Registration Statements of WorldGate Communications, Inc. on Form S-8 (File Nos. 333-78943, effective May 20, 1999; 333-49612, effective November 9, 2000; 333-58346, effective April 5, 2001; and 333-62810, effective June 12, 2001).

/s/ Grant Thornton LLP

Philadelphia, PA
August 24, 2005